EXHIBIT 10.1

17 September 2007

Airbus/PMD/TI/07-040907

RTI International Metals Inc.
P.O. Box 269
1000 Warren Avenue
Niles, Ohio 44446-0269, U.S.A.

Attn:  Dawne S Hickton — Vice Chairman & Chief Executive Officer

Dear Dawne,

Letter of Intent — Additional Volume of Titanium Products

1.	Introduction:

In confirmation of our recent discussions regarding the supply, by RTI International Metals Inc to Airbus, of Titanium products (Billets, Bloom and Flat Rolled Products — FRP) this Letter of Intent is issued to outline the agreement reached.

2.	Commercial Conditions:

Beginning in 2010 and continuing through 2020, RTI will supply, and EADS will purchase an additional volume up to a potential maximum as defined in Attachment one (1) of 35% of the combined round Airbus/EADS demand. Post 2015 FRP volumes will be continued at the existing levels of that defined in MAT/CON/353. The defined minimum round product volumes together with the defined product mix for MAT/CON/353 apply, from 2010 an additional round product volume option will be available up to 35% of the combined EADS programme needs. Inclusive of this will be a separate volume of Ingots, 1000t of ingot volume will be purchased per annum up to and inclusive of 2015. The accumulative ingot volume will be utilised from 2016 as feed-stock for future volumes within this contract and form part of the overall Market Share up to 35%. Ingot volume produced in support of this contract will be stored in RTI facilities until such times as the material is required, no storage costs will be incurred by Airbus.

In the event that RTI International Metals Inc. is unable to supply sponge as per their investment planning, RTI guarantees to protect the Airbus volume up to maximum listed in Attachment 1.

3.	Pricing:

Pricing shall be in US Dollars ($) and include the costs of transportation, to any destination specified by Airbus, in accordance with Delivery Duty Unpaid (DDU) IncoTerms 2000, unless agreed otherwise between the parties at time of Contract amendment. Delivery destinations inclusive of Europe/China and the USA.

•	Pricing shall be as set forth in Attachment 1.

AIRBUS, AN EADS JOINT COMPANY WITH BAE SYSTEMS	AIRBUS UK LIMITED, REGISTERED IN ENGLAND & WALES NO 3468788 REGISTERED OFFICE NEW FILTON HOUSE FILTON BRISTON BS99 7AR	AIRBUS UK NEW FILTON HOUSE FILTON BRISTOL BS99 TAR UNITED KINGDOM PHONE +44(0) 117 969 3831 FAX +44(0) 117 936 2828

17 September 2007

4.	Contractual Conditions:

All future Volumes awarded to RTI International as a result of this Letter of Intent, shall be subject to the terms of the EADS Frame Contract with reference number MAT/CON/353, which will be subsequently amended to take account of this material change.

5.	Duration:

Term of the additional volume Agreement will be January 1, 2010 to December 31, 2020 Existing MAT/CON/353 terms will remain unchanged (December 31, 2015). Thereafter agreed additional volume will be based upon Market Share and Product Mix becomes fully flexible between Billet and Bloom. The product volumes within MAT/CON/353 remain unchanged up to 2015.

6.	Round Product Volume:

Minimum — Per Attachment 1

Maximum — 2010 — 2020 equal to 35% of combined Airbus/EAD’s total round titanium consumption plus FRP volume of 906 tonnes from 2016 to 2020 — Can be increased upon mutual agreement.

THIS SPACE INTENTIONALLY LEFT BLANK

17th September 2007

Signed for and behalf of RTI International Metals, Inc.

Signatures:	/s/ Dawne S. Hickton	/s/ David Hall

Names:	Dawne S. Hickton	David Hall

Titles:	Vice Chairman & CEO	Managing Director
	RTI International Metals, Inc.	RTI Europe Ltd

Date:	17 September 2007	17 September 2007

Signed for and on behalf of EADS Deutschland GmbH and the EADS Beneficiary Companies

Signatures:	/s/ Craig Smith	/s/ Antoine Gaugler

Names:	Craig Smith	Antoine Gaugler

Titles:	Senior Vice President, Procurement	Titanium Lead Buyer
	Airbus SAS	EADS Deutschland GmbH

Date:	17 September 2007	17 September 2007

17th September 2007